FROM: [Underwriter] [personal identifying information redacted]
SENT: Wednesday, March 08, 2006 1:58 PM
TO: [personal identifying information redacted]
CC: [personal identifying information redacted]
SUBJECT: RE: PWR11

[personal identifying information redacted], I've attached the cashflows for the
AM class using WesCorp's allocation of 65MM AM bonds.

Note that this assumes the AM class gets priced out as a wac bond. It is highly unlikely this will change between now and pricing, just be aware there is a very small chance this could change. I will let you know if the coupon changes when it gets set at pricing.

Thanks

                   [personal identifying information redacted]

================================================================================
FROM: [personal identifying information redacted]
SENT: Wednesday, March 08, 2006 1:22 PM
TO: [personal identifying information redacted]
SUBJECT: PWR11

[personal identifying information redacted],

Can you please provide me the cashflows on the PWR11 deal once the allocation has been determined for WesCorp - Lee Townsend's client. I am doing the swap for them and will be basing it on the info you provide.

Thank you
[personal identifying information redacted]

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The issuer has filed a registration statement (including a prospectus) with the
SEC for the offering to which this free writing prospectus relates. Before you
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about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively,
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The information contained in the attached materials (the "Information") may include various forms of performance analysis, security characteristics and securities pricing estimates for the securities described therein. Should you receive Information that refers to the "Statement Regarding Assumptions and
Other Information", please refer to this statement instead. The Information is illustrative and is not intended to predict actual results which may differ substantially from those reflected in the Information. Performance analysis is based on certain assumptions with respect to significant factors that may prove not to be as assumed. Performance results are based on mathematical models that use inputs to calculate results. As with all models, results may vary significantly depending upon the value given to the inputs. Inputs to these models include but are not limited to: prepayment expectations (econometric prepayment models, single expected lifetime prepayments or a vector of periodic prepayments), interest rate assumptions (parallel and nonparallel changes for different maturity instruments), collateral assumptions (actual pool level data, aggregated pool level data, reported factors or imputed factors), volatility assumptions (historically observed or implied current) and reported information
(paydown factors, rate resets, remittance reports and trustee statements).
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difficult for any third party to reproduce. Contact your registered
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the security, including call events and cash flow priorities at all prepayment speeds and/or interest rates. You should consider whether the behavior of these securities should be tested using assumptions different from those included in the Information. The assumptions underlying the Information, including structure and collateral, may be modified from time to time to reflect changed facts and circumstances. Offering Documents contain data that is current as of their publication dates and after publication may no longer be accurate, complete or
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Information or additional materials, including

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estimates Bear Stearns has supplied at your request (a) represent our view, at the time determined, of the investment value of the securities between the estimated bid and offer levels, the spread between which may be significant due
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or any other person for any security, (c) may not constitute prices at which the
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================================================================================

Settle                 3/21/2006
Scenario               Base Case
AM Actual Balance      185,881,000.00

                                       ----------------------------------------------------
                                              AM               AM                AM
                                       ----------------- ---------------- -----------------
                                                          35,761,316.39    65,000,000.00
                                       ----------------- ---------------- -----------------
        Date               Period          BALANCE          INTEREST         PRINCIPAL
                                       ----------------------------------------------------

            11-Mar-06               0     65,000,000.00             0.00              0.00
            11-Apr-06               1     65,000,000.00       304,717.98              0.00
            11-May-06               2     65,000,000.00       295,666.89              0.00
            11-Jun-06               3     65,000,000.00       304,709.98              0.00
            11-Jul-06               4     65,000,000.00       295,659.38              0.00
            11-Aug-06               5     65,000,000.00       304,701.94              0.00
            11-Sep-06               6     65,000,000.00       304,698.18              0.00
            11-Oct-06               7     65,000,000.00       295,648.25              0.00
            11-Nov-06               8     65,000,000.00       304,690.00              0.00
            11-Dec-06               9     65,000,000.00       295,640.62              0.00
            11-Jan-07              10     65,000,000.00       295,636.56              0.00
            11-Feb-07              11     65,000,000.00       295,632.99              0.00
            11-Mar-07              12     65,000,000.00       295,644.35              0.00
            11-Apr-07              13     65,000,000.00       304,668.08              0.00
            11-May-07              14     65,000,000.00       295,619.78              0.00
            11-Jun-07              15     65,000,000.00       304,658.90              0.00
            11-Jul-07              16     65,000,000.00       295,611.18              0.00
            11-Aug-07              17     65,000,000.00       304,649.59              0.00
            11-Sep-07              18     65,000,000.00       304,645.21              0.00
            11-Oct-07              19     65,000,000.00       295,598.33              0.00
            11-Nov-07              20     65,000,000.00       304,635.70              0.00
            11-Dec-07              21     65,000,000.00       295,589.43              0.00
            11-Jan-08              22     65,000,000.00       304,626.07              0.00
            11-Feb-08              23     65,000,000.00       295,580.63              0.00
            11-Mar-08              24     65,000,000.00       295,582.64              0.00
            11-Apr-08              25     65,000,000.00       304,611.36              0.00
            11-May-08              26     65,000,000.00       295,566.74              0.00
            11-Jun-08              27     65,000,000.00       304,601.06              0.00
            11-Jul-08              28     65,000,000.00       295,557.24              0.00
            11-Aug-08              29     65,000,000.00       304,590.61              0.00
            11-Sep-08              30     65,000,000.00       304,585.68              0.00
            11-Oct-08              31     65,000,000.00       295,543.06              0.00
            11-Nov-08              32     65,000,000.00       304,575.03              0.00
            11-Dec-08              33     65,000,000.00       295,533.38              0.00
            11-Jan-09              34     65,000,000.00       295,528.82              0.00
            11-Feb-09              35     65,000,000.00       295,524.71              0.00
            11-Mar-09              36     65,000,000.00       295,543.11              0.00
            11-Apr-09              37     65,000,000.00       304,549.08              0.00
            11-May-09              38     65,000,000.00       295,510.10              0.00
            11-Jun-09              39     65,000,000.00       304,538.65              0.00
            11-Jul-09              40     65,000,000.00       295,500.66              0.00
            11-Aug-09              41     65,000,000.00       304,528.08              0.00
            11-Sep-09              42     65,000,000.00       304,523.06              0.00
            11-Oct-09              43     65,000,000.00       295,486.53              0.00
            11-Nov-09              44     65,000,000.00       304,512.27              0.00
            11-Dec-09              45     65,000,000.00       295,476.76              0.00
            11-Jan-10              46     65,000,000.00       295,471.54              0.00
            11-Feb-10              47     65,000,000.00       295,466.85              0.00
            11-Mar-10              48     65,000,000.00       295,487.65              0.00
            11-Apr-10              49     65,000,000.00       304,483.54              0.00
            11-May-10              50     65,000,000.00       295,450.80              0.00
            11-Jun-10              51     65,000,000.00       304,472.10              0.00

            11-Jul-10              52     65,000,000.00       295,440.46              0.00
            11-Aug-10              53     65,000,000.00       304,460.50              0.00
            11-Sep-10              54     65,000,000.00       304,454.96              0.00
            11-Oct-10              55     65,000,000.00       295,424.96              0.00
            11-Nov-10              56     65,000,000.00       304,443.11              0.00
            11-Dec-10              57     65,000,000.00       295,414.25              0.00
            11-Jan-11              58     65,000,000.00       297,233.88              0.00
            11-Feb-11              59     65,000,000.00       297,078.71              0.00
            11-Mar-11              60     65,000,000.00       297,176.18              0.00
            11-Apr-11              61     65,000,000.00       306,686.13              0.00
            11-May-11              62     65,000,000.00       297,065.00              0.00
            11-Jun-11              63     65,000,000.00       306,677.25              0.00
            11-Jul-11              64     65,000,000.00       297,056.13              0.00
            11-Aug-11              65     65,000,000.00       306,668.24              0.00
            11-Sep-11              66     65,000,000.00       306,663.93              0.00
            11-Oct-11              67     65,000,000.00       297,042.79              0.00
            11-Nov-11              68     65,000,000.00       306,654.71              0.00
            11-Dec-11              69     65,000,000.00       297,033.58              0.00
            11-Jan-12              70     65,000,000.00       306,645.35              0.00
            11-Feb-12              71     65,000,000.00       297,024.22              0.00
            11-Mar-12              72     65,000,000.00       297,030.59              0.00
            11-Apr-12              73     65,000,000.00       306,630.79              0.00
            11-May-12              74     65,000,000.00       297,009.69              0.00
            11-Jun-12              75     65,000,000.00       306,621.06              0.00
            11-Jul-12              76     65,000,000.00       296,999.96              0.00
            11-Aug-12              77     65,000,000.00       306,646.14              0.00
            11-Sep-12              78     65,000,000.00       306,641.26              0.00
            11-Oct-12              79     65,000,000.00       297,019.84              0.00
            11-Nov-12              80     65,000,000.00       306,630.89              0.00
            11-Dec-12              81     65,000,000.00       297,009.47              0.00
            11-Jan-13              82     65,000,000.00       297,005.71              0.00
            11-Feb-13              83     65,000,000.00       297,000.62              0.00
            11-Mar-13              84     65,000,000.00       297,030.25              0.00
            11-Apr-13              85     65,000,000.00       306,603.30              0.00
            11-May-13              86     65,000,000.00       296,983.65              0.00
            11-Jun-13              87     65,000,000.00       306,592.22              0.00
            11-Jul-13              88     65,000,000.00       296,972.58              0.00
            11-Aug-13              89     65,000,000.00       306,580.97              0.00
            11-Sep-13              90     65,000,000.00       306,575.53              0.00
            11-Oct-13              91     65,000,000.00       296,955.87              0.00
            11-Nov-13              92     65,000,000.00       306,564.01              0.00
            11-Dec-13              93     65,000,000.00       296,944.35              0.00
            11-Jan-14              94     65,000,000.00       296,938.29              0.00
            11-Feb-14              95     65,000,000.00       296,932.65              0.00
            11-Mar-14              96     65,000,000.00       296,964.54              0.00
            11-Apr-14              97     65,000,000.00       306,533.63              0.00
            11-May-14              98     65,000,000.00       296,914.04              0.00
            11-Jun-14              99     65,000,000.00       306,521.44              0.00
            11-Jul-14             100     65,000,000.00       296,901.85              0.00
            11-Aug-14             101     65,000,000.00       306,509.04              0.00
            11-Sep-14             102     65,000,000.00       306,443.43              0.00
            11-Oct-14             103     65,000,000.00       296,636.40              0.00
            11-Nov-14             104     65,000,000.00       306,230.33              0.00
            11-Dec-14             105     65,000,000.00       296,758.33              0.00
            11-Jan-15             106     65,000,000.00       296,751.57              0.00
            11-Feb-15             107     65,000,000.00       296,745.22              0.00
            11-Mar-15             108     65,000,000.00       296,778.91              0.00
            11-Apr-15             109     65,000,000.00       306,333.56              0.00
            11-May-15             110     65,000,000.00       296,677.31              0.00

            11-Jun-15             111     65,000,000.00       306,301.77              0.00
            11-Jul-15             112     65,000,000.00       296,668.78              0.00
            11-Aug-15             113     65,000,000.00       306,259.58              0.00
            11-Sep-15             114     65,000,000.00       306,264.78              0.00
            11-Oct-15             115     65,000,000.00       301,000.62              0.00
            11-Nov-15             116     65,000,000.00       311,116.76              0.00
            11-Dec-15             117     65,000,000.00       302,263.83              0.00
            11-Jan-16             118     61,924,934.61       312,395.75      3,075,065.39
            11-Feb-16             119              0.00       287,349.77     61,924,934.61
            11-Mar-16             120              0.00                0              0.00